Exhibit 99.1

NEWS

401 Carlson Parkway • Suite 300 • Minnetonka, MN 55305 • (952) 258-4000  FAX (952) 258-4710
Visit Michael Foods, Inc. on the internet: www.michaelfoods.com

Contact:	Mark D. Witmer
Treasurer & Secretary
(952) 258-4906

For Immediate Release

MICHAEL FOODS TO SELL KOHLER MIX SPECIALTIES TO DEAN FOODS

MINNETONKA, June 5 — Michael Foods, Inc. announced today that it has signed a letter of intent to sell Kohler Mix Specialties, Inc., its Dairy Products Division, to Dean Foods Company (NYSE: DF).  Terms of the pending cash transaction were not disclosed.  The transaction is expected to close during the third quarter.  Completion of the transaction is dependent upon several items, including execution of a definitive agreement, completion of due diligence, approval by both companies’ Boards of Directors, and receipt of governmental consents.  Kohler Mix Specialties had 2002 net sales of over $190 million and has three plants located in White Bear Lake, Minn., Sulphur Springs, Tex. and Newington, Conn.  Kohler’s product line consists primarily of ice cream mixes, creamers, and soy and organic milk.

Michael Foods’ Chairman, President and Chief Executive Officer, Gregg A. Ostrander, commented, “We are pleased with this opportunity, which will allow us to realize a solid value for our Dairy Products Division.  Kohler Mix has seen excellent growth over the past two decades and will fit well into Dean Foods’ Dairy Group.  Our Kohler Mix employees will see expanded opportunities for professional growth within the Dean Foods organization.”

Ostrander added, “Upon closing this transaction our main focus will be on our core foodservice businesses of egg products and potato products.  We will have increased resources to further our leadership positions in value-added egg products and refrigerated potato products, and we will look to further drive growth in these key categories.  We will also use the transaction’s after-tax proceeds to retire bank debt.  Our debt level is down substantially since going private just over two years ago, increasing our financial flexibility.”

Michael Foods, Inc., of Minnetonka, Minn., is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products.  Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Dean Foods Company, of Dallas, Tex., is one of the nation’s leading food and beverage companies.  Dean Foods produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk.  Dean Foods is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water.  The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

Certain items in this release are forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to numerous risks and uncertainties, including the possibilities that a definitive agreement will not be reached, that the boards of directors will not approve the transaction, and that governmental consents will not be obtained, or when obtained could result in a later closing date than presently anticipated.  As a result, the Company’s expectations regarding the pending transaction with Dean Foods Company could change materially from those expressed herein.

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06-05-03